EXHIBIT 10.15

MEMORANDUM OF UNDERSTANDING

          THIS AGREEMENT is made as of March 3, 2003 by SPARTAN STORES, INC., a Michigan corporation (the "Company"), and JAMES B. MEYER ("Mr. Meyer").

RECITALS

          Mr. Meyer has served the Company for nearly 30 years. He has been the Company's Chief Executive Officer since July 1997, its President since August 1996, its Chairman of the Board since August 2000 and a director since August 1996. Under Mr. Meyer's leadership, the Company has been transformed from a customer-owned grocery distributor to a publicly held corporation whose stock is traded on The Nasdaq Stock Market, operating over 100 retail supermarkets and deep-discount drugstores while continuing its market leading distribution business. Today, the Company is a premier regional grocery retailer and grocery and convenience distributor with more than $3 billion in annual sales.

          Mr. Meyer and the Company entered into an employment agreement dated November 15, 2001 (the "Employment Agreement") and an executive severance agreement dated November 15, 2001 (the "Severance Agreement"). Mr. Meyer also has been granted various options ("Options") to purchase the Company's common stock, no par value ("Common Stock"), under the Spartan Stores, Inc. 1991 Stock Option Plan (the "1991 Plan") and the Spartan Stores, Inc. 2001 Stock Incentive Plan (the "2001 Plan"). Mr. Meyer is also a participant in the Spartan Stores, Inc. Cash Balance Pension Plan (the "Pension Plan") and the Spartan Stores, Inc. Supplemental Executive Retirement Plan (the "SERP").

          Mr. Meyer has announced his intention to retire from the Company on a voluntary basis. Mr. Meyer and the Company are entering into this Agreement to ensure an orderly transition of Mr. Meyer's duties and responsibilities to his successor, clarify, memorialize and implement the parties' understandings of their respective rights and obligations under the Employment Agreement, the Severance Agreement and the plans and other agreements described above, and address various other matters, all as set forth in this Agreement.

          NOW, THEREFORE, the parties agree as follows:

          1.          Retirement. Mr. Meyer will retire as an employee of the Company, effective as of January 1, 2004 or such other later date as the parties may mutually agree in writing (the "Retirement Date"). The Company has, with Mr. Meyer's consent, transferred substantially all of Mr. Meyer's duties and responsibilities as President and Chief Executive Officer to his successor and his services as President and Chief Executive Officer are no longer required. Until the Retirement Date, Mr. Meyer shall be employed as a consultant to the Company. Without limiting the generality of the foregoing, Mr. Meyer shall make himself reasonably available for consultation in person, by telephone or by other means of communication until the Retirement Date. Mr. Meyer hereby retires and resigns from all offices and directorships of the Company and each of its subsidiaries as of the date of this Agreement, except that Mr. Meyer shall remain a director of the Company until the Company's 2003 Annual Meeting of Shareholders and Mr. Meyer shall remain the Chairman of the Board of the Company until the earlier of (i) the

Company's 2003 Annual Meeting of Shareholders or (ii) such time as the Company's Board of Directors appoints a successor Chairman of the Board. Mr. Meyer also hereby resigns from all positions as a trustee or administrator (or similar positions and capacities) of all employee benefit and other plans, trusts and similar entities sponsored by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries contribute or contributes. The Company agrees promptly to communicate to the appropriate person or persons the fact that Mr. Meyer has resigned from such positions and to take any other actions necessary to appoint successors and effect such resignations, as required by the governing documents of such plans, trusts and similar entities. Mr. Meyer's retirement, both as an officer and director of the Company and its subsidiaries and as an employee of the Company and its subsidiaries, is voluntary and discretionary. In consideration of the Company's timely payment of its SERP obligations in accordance with Paragraph 6 of this Agreement, Mr. Meyer consents to the immediate transfer to his successor of his duties and responsibilities as President and Chief Executive Officer and agrees that such transfer shall not be deemed "Cause" or "Good Reason" for termination of his employment as those terms are defined in the Employment Agreement; provided, if the SERP obligation is not paid in the time and manner provided in Paragraph 6 of this Agreement, Mr. Meyer's consent to such transfer shall be deemed a nullity and his agreement that the transfer of duties is not "Cause" or "Good Reason" shall be void ab initio.

          2.          Employment Agreement. With respect to the Employment Agreement, the parties agree as follows:

                    (a)          Salary and Fringe Benefits. Unless Mr. Meyer's employment is earlier terminated for Cause in accordance with this Agreement, the Company will pay Mr. Meyer his full salary under the Employment Agreement until October 31, 2003. Before November 1, 2003, Mr. Meyer shall use all of his unused vacation days that he has accumulated in accordance with applicable Company policies. Unless Mr. Meyer otherwise specifies in writing to the Company's Vice President Human Resources, Mr. Meyer will be considered to have begun using his vacation days on the latest day before October 31, 2003 that would result in Mr. Meyer using all of his vacation days by October 31, 2003. Beginning November 1, 2003, Mr. Meyer shall use, and be paid for, all of his unused sick days that he has accumulated in accordance with applicable Company policies. On December 31, 2003, the Company shall pay Mr. Meyer for any sick days then unused and unpaid for. Unless Mr. Meyer's employment is terminated for Cause in accordance with this Agreement, the Company will provide Mr. Meyer with all of the fringe benefits specified in Section 4(c) of the Employment Agreement until the Retirement Date.

                    (b)          Termination Without Severance Pay. Section 5(a) of the Employment Agreement will be applicable as a result of Mr. Meyer's retirement. Sections 5(b) and 6 of the Employment Agreement will not be applicable as a result of Mr. Meyer's retirement. Consequently, subject only to the last sentence of Paragraph 1, after Mr. Meyer's retirement as an employee, he shall not be entitled to any further compensation under the Employment Agreement, except he shall be paid (i) for any unused sick pay earned before the Retirement Date under the Company's existing policies, (ii) any vested benefits accrued before the Retirement Date under the terms of any written Company policy or benefit program and (iii) an amount equal to the cash surrender value of any split-dollar life insurance policies that the

Company has obtained for Mr. Meyer that is allocable to the portion paid by Mr. Meyer. The parties acknowledge that Mr. Meyer will not be entitled to receive any bonus accrued through the Retirement Date under the terms of applicable bonus plans with respect to the Company's fiscal year ending on March 27, 2004 or any later period or periods.

                    (c)          Assignment of Titles and Duties Not "Good Reason." The Employment Agreement provides that if the Company assigns Mr. Meyer duties substantially inconsistent with his positions, duties, responsibilities and status, or a change occurs in his positions, reporting responsibilities, titles or office as in effect on November 15, 2001 without his consent, Mr. Meyer would be entitled to terminate his employment for "Good Reason" and receive severance pay. Without limiting the generality of Sections 1 or 2(b) above, in consideration of the Company's timely payment of its SERP obligations in accordance with Paragraph 6 of this Agreement, Mr. Meyer consents to the Company's transfer of any or all of Mr. Meyer's titles and duties to his successor in anticipation of and before Mr. Meyer's Retirement Date and agrees that such transfers shall not constitute "Good Reason" under Mr. Meyer's Employment Agreement.

                    (d)          Vacation and Sick Days. Notwithstanding anything in the Employment Agreement or any Company policy or program to the contrary, Mr. Meyer shall not be entitled to, or be deemed to have accrued for any purpose, any vacation or sick days with respect to 2004 or any later years. If Mr. Meyer dies before the Retirement Date, the Company shall pay to his estate the value of Mr. Meyer's unused vacation and sick days as of the date of his death in accordance with current Company policies.

                    (e)          Termination for Cause or Disability. Before the Retirement Date, the Company may not terminate Mr. Meyer's employment for disability pursuant to Section 5(a)(ii) of the Employment Agreement. Before the Retirement Date, the Company may not terminate Mr. Meyer's employment for "Cause," except pursuant to Section 5(a)(iii)(A) or Section 5(a)(iii)(F) of the Employment Agreement with respect to actions occurring after the execution of this Agreement.

                    (f)          Other Provisions of Employment Agreement. The termination of Mr. Meyer's employment under the Employment Agreement shall not affect any of the provisions of the Employment Agreement that by their nature are intended to continue after termination of employment, including but not limited to Section 7 (Loyalty and Confidentiality; Certain Property and Information), Section 8 (Ideas, Concepts, Inventions and Other Intellectual Property) and Section 9 (Covenant Not to Compete).

          3.          Severance Agreement. The Severance Agreement provides Mr. Meyer with certain severance benefits in the event of a "Change in Control" (as defined in the Severance Agreement) of the Company. A "Change in Control" shall not be deemed to have occurred for purposes of the Severance Agreement by reason of transfer of any or all of Mr. Meyers titles and duties to his successor, the occurrence of any event contemplated by this Agreement or Mr. Meyer's failure to continue as a director of the Company. The Severance Agreement shall not apply in the event that any "Change in Control" occurs after the date of this Agreement.

          4.          Stock Options. The Company has previously granted Mr. Meyer the following Options to purchase the Company's Common Stock under the 1991 Plan and the 2001 Plan which are outstanding as of the date of this Agreement:

Date of Grant	Number of Shares (as Adjusted for All Stock Splits to Date)	Exercise Price per Share (as Adjusted for All Stock Splits to Date)	Normal Expiration Date	Type of Option (ISO or NQSO)	Plan
May 19, 1993	2,672	$6.59	May 18, 2003	ISO	1991 Plan
May 18, 1994	2,672	$6.96	May 17, 2004	ISO	1991 Plan
May 17, 1995	2,672	$7.49	May 16, 2005	ISO	1991 Plan
April 17, 1996	2,672	$7.86	April 16, 2006	ISO	1991 Plan
May 28, 1997	5,344	$8.46	May 27, 2007	ISO	1991 Plan
May 13, 1998	5,344	$9.21	May 12, 2008	ISO	1991 Plan
May 19, 1999	5,344	$9.96	May 18, 2009	ISO	1991 Plan
May 10, 2000	5,344	$9.96	May 9, 2010	ISO	1991 Plan
October 11, 2000	40,320	$7.44	October 10, 2010	ISO	1991 Plan
October 11, 2000	59,680	$7.44	October 10, 2010	ISO	1991 Plan
May 9, 2001	65,710	$10.25	May 8, 2011	NQSO	1991 Plan
July 11, 2001	34,290	$16.57	July 10, 2011	NQSO	2001 Plan
May 8, 2002	100,000	$8.07	May 7, 2012	NQSO	2001 Plan

The above table is for the purpose of identification only. The information in this table is believed to be accurate as of the date of this Agreement, but there is no assurance that it will be accurate as of the Retirement Date. For example, the Options granted to Mr. Meyer on May 19, 1993 will expire before the Retirement Date unless they are exercised before their expiration date.

                    (a)          Stock Options Granted Under the 1991 Plan. All of Mr. Meyer's Options that have been granted under the 1991 Plan will expire on, and no longer be exercisable on and after, the Retirement Date, in accordance with the terms of the 1991 Plan and the stock option agreements evidencing such Options.

                    (b)          Stock Options Granted Under the 2001 Plan. To the extent that they are not exercised before the Retirement Date, all of Mr. Meyer's Options that have been granted under the 2001 Plan will continue to be exercisable after the Retirement Date until their respective expiration dates, subject to the terms of the 2001 Plan and the stock option agreements evidencing such Options.

          5.          Pension Plan. On February 1, 2004, Mr. Meyer will be paid an "Early Retirement Benefit" (as that term is defined in the Pension Plan) under the Pension Plan, in accordance with the terms of the Pension Plan and any election that Mr. Meyer has previously made with respect to the payment of benefits under the Pension Plan. For purposes of the Pension Plan, Mr. Meyer will be deemed to have retired on the Retirement Date, regardless of any use of accumulated sick days before the Retirement Date.

          6.          SERP. Within 30 days after the date of this Agreement, Mr. Meyer will be paid his benefit under the SERP, in accordance with the terms of the SERP and any election that Mr.

Meyer has previously made with respect to the payment of benefits under the SERP. For purposes of determining Mr. Meyer's benefit under the SERP, Mr. Meyer's "retirement date" (as that term is used in the SERP) will be the Retirement Date, regardless of any use of accumulated sick days before or after the Retirement Date. For purposes of the SERP, Mr. Meyer will be deemed to be employed by the Company on and until the Retirement Date. The Company shall assume and pay Mr. Meyer's share of any FICA tax on the payment of the benefit called for by this Section 6. To the extent that any payment called for by this Section 6 is inconsistent with or conflicts with the SERP in any way, then the SERP shall be deemed to be amended to the extent (and only to the extent) necessary to permit such payment to Mr. Meyer.

          7.          Retiree Health Benefits. Upon his retirement on the Retirement Date, Mr. Meyer and his spouse will be eligible for certain retiree medical, dental and prescription drug coverage benefits until age sixty-five (65) and (ii) certain Medicare supplement reimbursements upon reaching age sixty-five (65), all in accordance with the terms of the Spartan Stores, Inc. Voluntary Employee Health Care Plan.

          8.          Entire Agreement. This Agreement, along with the plans and other agreements referred to herein, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

          9.          Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in a writing signed by Mr. Meyer and an authorized representative of the Company other than Mr. Meyer.

          10.          Severability. Subject to the last sentence of Paragraph 1 of this Agreement, any provision, or clause of any provision, of this Agreement that may be found to be contrary to Michigan law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

          11.          Governing Law and Venue. The validity, interpretation and construction of this Agreement are to be governed by Michigan law, without regard to choice of law rules. Any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the Kent County Circuit Court or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Mr. Meyer or the Company may be located at the time any action may be commenced. The parties agree that Kent County is a mutually convenient forum and that each of the parties conducts business in Kent County.

          The parties have signed this Agreement as of the date first set forth above.

SPARTAN STORES, INC. By: /s/ Dr. Elson S. Floyd Dr. Elson S. Floyd Chairman, Compensation Committee

/s/ James B. Meyer JAMES B. MEYER